Exhibit 99.1

For additional information contact:
Richard S. DeRose (703) 293-7901
For release:
May 16, 2005 at 9:00 a.m.

Information Analysis, Inc. Reports First Quarter Profit

FAIRFAX, VIRGINIA – Information Analysis, Inc. (IAIC:OTCBB) today reported results for the first fiscal quarter ended March 31, 2005. Revenues were $2,187,000, up 3.4% from the $2,116,000 reported in 2004’s first quarter. The Company reported net income of $72,301, or $0.01 per share, compared to a profit of $53,341, or $0.01per share, in 2004’s first quarter.

“The Company attributes the improvement in the first quarter in comparison to the first quarter of 2004 to continued sales success and increased margins,” Sandor Rosenberg, Chairman and Chief Executive Officer of IAI said. “We are pleased with the results of the first quarter. The Company has continued to perform in a profitable manner and it is our expectation that this trend will continue into the future.

“We are actively pursuing the conversion and system modernization business through our business partners and sales prospects. Business opportunities in the area of Adobe and Web applications remain strong. A number of our pipeline opportunities have just been awarded, which should increase revenue for subsequent quarters.

“We still are in merger and acquisition discussions with a number of firms.”

About Information Analysis Incorporated

Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology services company. The Company is a web solution provider and software conversion specialist, modernizing legacy systems and extending their reach to the Internet world.

Additional information for investors

This release may contain forward-looking statements regarding the Company’s business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 and in other filings with the Securities and Exchange Commission.

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Information Analysis Reports First Quarter Results

May 16, 2005

Information Analysis Incorporated

Condensed Consolidated Income Statements

	Three months ended March 31,
(in thousands, except per share data; unaudited)	2005	2004
Net revenue:
Professional fees	$2,115	$1,990
Software sales	72	126

Total revenue	2,187	2,116
Cost of goods sold and services provided:
Cost of professional fees	1,682	1,661
Cost of software sales	41	66

Total cost of sales	1,723	1,727

Gross margin	464	389
Operating expenses:
Sales, general and administrative	388	328

Total operating expenses	388	328

Operating income (loss)	76	61
Other income (expense)	(4)	(8)

Income (loss) before income taxes	72	53
Provision for income taxes	—	—

Net income (loss)	$72	$53

Net income (loss) per share:
Basic	$0.01	$0.01

Diluted	$0.01	$0.01

Shares used in calculating earnings per share:
Basic	10,283,515	10,283,515
Diluted	11,078,563	10,944,470

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Information Analysis Reports First Quarter Results

May 16, 2005

Information Analysis Incorporated and Subsidiaries

Consolidated Balance Sheets

	As of: March 31, 2005	As of: December 31, 2004
	(unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$—	$116
Accounts receivable, net	2,112	2,170
Note receivable	85	85
Prepaid expenses	76	47
Other receivables	3	7

Total current assets	2,276	2,425

Fixed assets, net	46	35
Investments	3	3
Other assets	7	7

Total assets	$2,332	$2,470

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,250	$1,567
Accrued payroll and related payroll items	277	277
Revolving line of credit	220	219
Notes payable	125	125
Other accrued liabilities	106	65
Deferred revenue	102	84
Bank Overdraft	32	—

Total liabilities	2,113	2,337

Common stock, par value $0.01, 30,000,000 shares authorized; 11,788,126 shares issued, 10,283,515 outstanding at March 31, 2005 and December 31, 2004	118	118
Additional paid in capital	14,136	14,122
Accumulated deficit	(13,171)	(13,244)
Accumulated other comprehensive income	(9)	(9)
Less treasury stock; 1,504,611 shares at cost	(854)	(854)

Total stockholders’ equity	220	133

Total liabilities and stockholders’ equity	$2,332	$2,470